Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., ANNOUNCES MIDLAND BASIN ACQUISITION

MIDLAND, Texas, Aug. 9, 2021 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced it has entered into a definitive purchase and sale agreement to acquire certain mineral and royalty interests from Swallowtail Royalties LLC and Swallowtail Royalties II LLC (collectively, “Swallowtail” or the “Seller”) in exchange for 15.25 million units of Viper common stock and $225 million of cash, subject to customary adjustments. The cash portion of this transaction is expected to be funded through a combination of cash on hand and borrowings under the Company’s credit facility.

ACQUISITION OVERVIEW
•2,302 net royalty acres primarily in the Northern Midland Basin; roughly 65% of acreage is operated by Diamondback
•Expected to be accretive to near-term cash available for distribution per common unit and anticipated to grow significantly over time as a result of accelerated development by Diamondback
•Increases Viper’s Diamondback-operated acreage by over 10% to 14,191 net royalty acres
•Viper will issue 15.25 million common units to the Seller at closing, subject to certain closing adjustments
•Viper intends to finance the cash portion of the purchase price through a combination of cash on hand and existing borrowing capacity under its revolving credit facility
•Effective date of August 1, 2021, with closing anticipated by early Q4 2021, subject to continued diligence and closing conditions
•Pro forma leverage expected to be around 2.0x by the end of 2021 at current strip prices and decreasing thereafter

DIAMONDBACK OPERATED ACREAGE HIGHLIGHTS
•1,450 net royalty acres located entirely in Martin County, with almost 75% of the acreage located in the Sale and Robertson ranches in Southeast Martin County
•Acreage has a ~3.6% average net revenue interest (“NRI”) that will provide concentrated exposure to contiguous acreage where Diamondback plans to run multiple rigs for the next several years
•Diamondback currently plans to complete over 70 gross wells on the acreage in 2022 with an additional 325-375 gross wells planned for the four years thereafter; represents over 17 net wells expected to be completed over the next five years
•Anticipated 2022 average net oil production of approximately 1,000 bo/d
•Expect production to exceed 5,000 bo/d by 2024 based on Diamondback’s current development plan

THIRD PARTY OPERATED ACREAGE HIGHLIGHTS
•852 net royalty acres in the Midland Basin with almost 80% of the acreage operated by Pioneer and Endeavor, who collectively are running over 30 rigs in the Midland Basin
•Average ~0.6% NRI across 198 units; largely undeveloped acreage provides broad exposure to future activity in the heart of the Midland Basin
•Q2 2021 average net oil production of 677 bo/d
•Estimated August 2021 production of over 1,000 bo/d following the recent completion of an eight well pad with an average 5.2% NRI

“This acquisition checks all the boxes in what we look for at Viper. The acreage is Tier 1 and primarily operated by Diamondback, we expect it to be accretive to near-term financial metrics, and there is significant long-term value to be created based on Diamondback’s expected multi-year forward development plan. The large, contiguous block of primarily undeveloped acreage in the Sale and Robertson ranches will drive oil production growth for Viper, which in addition to the strong current production levels on the third party operated acreage, will support our current strong free cash flow generation for the next several years,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

David Foley, Global Head of Blackstone Energy Partners said, “The Viper team, along with their parent company Diamondback, has built an outstanding business. As a shareholder of Diamondback since the closing of their Guidon acquisition in February 2021, we have been very pleased with their performance and are happy to partner with the team again, this time in the royalties business. We look forward to participating in the long-term incremental value creation of these assets under their leadership.”

Advisors

Akin Gump Strauss Hauer & Feld LLP is serving as legal advisor to Viper and Kirkland & Ellis LLP is serving as legal advisor to Swallowtail.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the pending acquisition and Diamondback’s plans for the acreage discussed above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Investor Contacts:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.